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                                                                     EXHIBIT 5.1

                        (COOLEY GODWARD LLP LETTERHEAD)


October 11, 1996


Award Software International, Inc.
777 East Middlefield Road
Mountain View, CA 94043

Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Award Software International, Inc., a California corporation (the "Company"), of a Registration Statement on Form S-1, as amended, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to 2,077,500 shares of the Company's common stock (the "Common Stock") (including 277,500 shares of Common Stock for which the underwriters will be granted an over-allotment option).


In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Articles of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the share of the Common stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold, issued and paid for in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:
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     James C. Kitch